EXHIBIT 99.1

GAIN Capital Appoints Nigel Rose as Chief Financial Officer

Former City Index Group Finance Director to take on expanded role following acquisition of the business by GAIN Capital

BEDMINSTER, N.J., Sept. 11, 2015 /PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP; "GAIN" or the "Company"), a global provider of online trading services, today announced that Nigel Rose has been named Executive Vice President and Chief Financial Officer effective October 1, 2015. Mr. Rose, who is currently GAIN's Group Finance Director, has served as the Chief Financial Officer of City Index Holdings, Inc. since 2010. GAIN acquired City Index on April 1, 2015.

Mr. Rose will succeed Jason Emerson, currently Executive Vice President and Chief Financial Officer, who will be leaving the firm to pursue other interests.

"We are pleased to have Nigel take on the role of CFO," commented Glenn Stevens, GAIN's Chief Executive Officer. "Nigel is an executive with strong financial and operational skills and an excellent understanding of our business. His talents and experience will provide able leadership for GAIN's financial and accounting teams as we work to complete the integration of City Index and execute on our other strategic priorities for growth and enhanced shareholder return," continued Mr. Stevens. "We'd also like to take this opportunity to thank Jason for his contributions to GAIN over the past two years. We wish him the best in his future endeavors."

Nigel Rose, GAIN's Chief Financial Officer, said: "I am delighted to be part of GAIN's executive team at what is an exciting time for the business. With the acquisition of City Index, GAIN has become a truly formidable, global leader in providing trading services for retail and institutional customers. I look forward to helping drive the business into the next chapter of its expansion."

Prior to City Index, Mr. Rose served as Finance Director for over nine years at Blue Square, which was acquired by Rank Gaming Group plc. Prior to his time at Rank Gaming, Nigel held various senior positions in telecoms, media and broking.

About GAIN Capital

GAIN Capital (NYSE: GCAP) provides market access and trade execution services to a diverse client base of retail and institutional investors across a range of exchange-traded and OTC markets. Founded in 1999, the company today supports customers in over 180 countries via several globally recognized brands, including FOREX.com, City Index and GTX. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

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